Exhibit 99.1

Best Buy Is Conducting Search for a New Chief Financial Officer

Best Buy Co., Inc. (NYSE: BBY) announced today that it is conducting a search for a new Chief Financial Officer. Jim Muehlbauer, executive vice president and current chief financial officer, will continue to support the company through the end of the 2013 fiscal year. Muehlbauer joined Best Buy in 2002.
“Jim is leaving Best Buy after more than a decade with the company," said Hubert Joly, Best Buy's President and Chief Executive Officer. "We thank him for his many contributions and, of course, wish him well in the future. I have no doubt that whoever we chose to succeed Jim will have his high degree of integrity and passion for our business.”
“I've appreciated the opportunity to have served this organization over the past ten years and I look forward to supporting a smooth and orderly transition to my successor,” said Muehlbauer.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees -167,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For additional information about Best Buy, visit http://www.investors.bestbuy.com/.

Media Contact:
Amy von Walter
(612) 291-4490
Amy.vonwalter@bestbuy.com